SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
December 1, 2016

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7500 DALLAS PARKWAY, SUITE 700
PLANO, TEXAS 75024
(Address and Zip Code of Principal Executive Offices)

(214) 494-3000
(Registrant's Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01. Other Events.

The Legislative Assembly of the Province of Ontario (the "Legislature") is currently scheduled to vote on Bill 47, Protecting Rewards Points Act (Consumer Protection Amendment), 2016 (the "Act") on or about December 5, 2016. The Act is supported by the majority party controlling the Legislature and is thus expected to be passed and to thereafter receive Royal Assent in the ordinary course, making the Act Ontario law. As currently drafted, the Act would amend Ontario's Consumer Protection Act, 2002 with respect to rewards points. Specifically, the definition of a "consumer agreement" would be amended to include agreements under which rewards points are provided and a new section would be added prohibiting consumer agreements from allowing the expiry of rewards points due to the passage of time alone. Rewards points would be allowed to expire when the consumer agreement is terminated, unless the consumer agreement provides otherwise. If enacted as anticipated, the Act will come into force on a date to be determined by proclamation of the Lieutenant Governor of Ontario, but will have retroactive effect in that any rewards points that expired on or after October 1, 2016 must be credited back to the consumer on the day the Act comes into force.

On December 31, 2011, LoyaltyOne, Co., a subsidiary of Alliance Data Systems Corporation and operator of the AIR MILES® Reward Program, announced a five-year expiry policy applicable to all outstanding and future AIR MILES reward miles issued, assigning a December 31, 2011 expiration date to all AIR MILES reward miles then outstanding. If enacted as anticipated, the Act will prohibit LoyaltyOne® from expiring AIR MILES reward miles in Ontario as contemplated by the expiry policy, but, subject to any future regulatory action to the contrary, will not impact LoyaltyOne's practice of terminating a collector's account and cancelling their AIR MILES reward miles after two years of inactivity.

LoyaltyOne expects that, following passage of the Act in Ontario, similar legislation may be enacted in some or all other Canadian provinces. As a result of the pending and anticipated changes in applicable law, LoyaltyOne is today announcing the cancellation of its five-year expiry policy. Accordingly, LoyaltyOne will reassess its accounting estimates regarding breakage, or those AIR MILES reward miles not expected to be redeemed. Based on the available information, it is expected that LoyaltyOne will incur a one-time charge as a result of the cancellation of the expiry policy, which will likely be recorded as a reduction of revenue in 2016. At this time LoyaltyOne anticipates the amount of the expected charge to be between USD $180 million and $250 million.

Going forward, LoyaltyOne will adjust the value proposition to collectors to offset the lost economics resulting from a reduction in the breakage rate estimate and to maintain, as closely as possible, the economics of the AIR MILES reward program prior to cancellation of the expiry policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: December 1, 2016	By:	/s/ Charles L. Horn
Charles L. Horn
Executive Vice President and
Chief Financial Officer